Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Doug Shepard
January 30, 2009	(210) 829-9120
doug_shepard@harte-hanks.com

HARTE-HANKS REPORTS FOURTH QUARTER AND FULL YEAR

RESULTS

Note: The company will host a conference call to discuss the earnings release on January 30, 2009, at 10:00 a.m. Central Time. The conference call number is (800) 988-9498 for domestic callers and (210) 234-0029 for international callers, pass-code 121693. The conference call will also be audio webcast. To access the audio webcast, please go to https://e-meetings.verizonbusiness.com, conference number 7748972, pass-code 121693. There will be an audio replay available shortly after the call through February 6, 2009. To access the audio replay, please call (800) 297-0771 for domestic callers and (203) 369-3238 for international callers, pass-code 121693. The replay also will be available on the Harte-Hanks Web site under the “Investors” section for 30 days.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported fourth quarter 2008 diluted earnings per share of $0.23 on revenues of $269.6 million. These results compare to diluted earnings per share of $0.39 on $303.0 million in revenues for the fourth quarter of 2007.

The following table presents financial highlights of the company’s operations for the fourth quarter of 2008 and 2007, respectively. Full financial results are attached.

RESULTS FROM OPERATIONS (unaudited)

(In thousands, except per share amounts)	Three Months Ended December 31,
	2008	2007	% Change
Operating revenues	$269,643	$303,017	-11.0%
Operating income	25,520	47,233	-46.0%
Net income	14,326	27,536	-48.0%
Diluted earnings per share	0.23	0.39	-41.0%
Diluted shares (weighted average common and common equivalent shares outstanding)	63,584	70,261	-9.5%

For the three months ended December 31, 2008, the company generated free cash flow (defined below) of $20.9 million, down from $29.9 million in the prior year’s fourth quarter.

For the year, the company’s revenues decreased 6.9% to $1,082.8 million and operating income decreased 28.9% to $117.3 million. Diluted earnings per share for the year were $0.98 compared to $1.26 for 2007.

RESULTS FROM OPERATIONS (unaudited)

(In thousands, except per share amounts)	Year Ended December 31,
	2008	2007	% Change
Operating revenues	$1,082,821	$1,162,886	-6.9%
Operating income	117,317	164,927	-28.9%
Net income	62,741	92,640	-32.3%
Diluted earnings per share	0.98	1.26	-22.2%
Diluted shares (weighted average common and common equivalent shares outstanding)	64,104	73,703	-13.0%

Commenting on the 2008 performance, Chairman, President and Chief Executive Officer Larry Franklin said, “It is not surprising the fourth quarter was one of the most difficult periods our company has faced in recent times. The fourth quarter financial market events dramatically influenced business and consumer confidence and resulted in an immediate impact on our Direct Marketing revenue. What began in prior quarters as caution with spending plans became even more pronounced throughout the fourth quarter, resulting in significant reductions and delays in spending by clients. While business trends decreased across all of our vertical markets, the retail, pharma/healthcare and financial verticals were hit hardest.

In Shoppers, the negative trends and economic conditions we have seen throughout 2008 in the California and Florida economies continued. Our Shoppers revenues, which have decreased for the past seven consecutive quarters, decreased 17.2% in the fourth quarter of 2008 compared to the same quarter in 2007.

As a result of these economic conditions, which impacted Shoppers throughout 2008 and Direct Marketing to a greater extent in late 2008, we continued and accelerated our actions across the company in the fourth quarter to adjust our expense base to reduced revenue levels. I am pleased and impressed with the way our leadership and all of our co-workers have responded to this rapidly changing environment that none of us have experienced before.”

Discussing the fourth quarter performance, Doug Shepard, Executive Vice President and Chief Financial Officer, said, “Throughout the fourth quarter a number of actions were taken to reduce the expense base. These actions included further head count reductions, consolidating businesses and closing facilities, reductions of marginal Shoppers circulation, wage freezes, wage reductions (including salary reductions for all Harte-Hanks, Inc. officers), tighter management of capital spending, non-client travel restrictions and enhanced controls around accounts receivable and collections. As a result of these actions and other changes, the company incurred charges during the fourth quarter and anticipates related first quarter 2009 charges as summarized in the table below:

(In thousands, pretax)	Quarter Ended,
	Dec. 31, 2008	Mar. 31, 2009
Severance	$4,700	$1,600
Plant consolidation and circulation curtailment	725	2,150

	$5,425	$3,750

Direct Marketing	$2,800	$1,500
Shoppers	2,125	2,250
Corporate	500	—

	$5,425	$3,750

Turning to the individual business segments, Shepard said, “Direct Marketing revenues and operating income declined 8.1% and 19.2%, respectively. Operating income margins were 15.6% versus 17.7% in the fourth quarter of 2007. Excluding the above charges in the fourth quarter operating income margins would have been 17.1%.

The select markets vertical experienced revenue growth in the fourth quarter in the low single-digits, while our high tech/telecom vertical was essentially flat. Our retail vertical decreased in the mid-single digits. The financial services and pharma/healthcare verticals experienced double-digit revenue declines. During the quarter revenues declined at an accelerating rate.

The negative Shopper performance we experienced all year continued in the fourth quarter with revenue decreasing 17.2% and operating income declining $14.7 million from the fourth quarter of 2007.

Toward the end of the quarter, approximately 500,000 circulation was closed in South and Central Florida. In California, we will close approximately 700,000 circulation in three areas early in the first quarter of 2009. These circulation curtailments accounted for $14.6 million in 2008 revenue and an operating loss of approximately $1.9 million. With these curtailments, the company’s PennySaverUSA.com and TheFlyer.com publications will still reach approximately 11.5 million addresses each week. The Florida circulation curtailment will allow us to consolidate two production facilities into one facility. The expected 2009 savings from the consolidation, which will be completed by the end of the first quarter, will be offset by the 2009 first quarter charges previously outlined.

These 2008 fourth quarter and 2009 first quarter payroll actions will result in reduced 2009 Direct Marketing expenses of $22.5 million along with $6.1 million of Shoppers expenses.

Concluding, Franklin said, “The global business climate has been hit hard by reduced consumer confidence, weakened demand and disruption in the credit and financial markets. This makes it difficult to predict when economic conditions will improve.

While we don’t underestimate the challenges we face, I am encouraged for a number of reasons. First, I believe there is a bright future for marketing solutions that deliver value and achieve results for clients. Both of our businesses provide services and products that are even more necessary in this environment because we help our clients talk directly to their customers and generate revenue now. Second, we remain focused on conservatively managing our balance sheet and cash flows and we are committed to emerging from this recession as an even stronger company and leader in our industry with greater opportunities for long-term success. Third, our co-workers and leadership have faced many challenges and difficult decisions and will face more. They have responded with resolve and dedication because our mission is clear – remain intensely focused on keeping our customers, reducing costs and conserving cash. Because of our people, I am confident we will succeed.”

Selected Highlights:

•

PennySaverUSA.com and TheFlyer.com recently launched “Power Sites”, a new product aimed at helping the small / medium sized business owners establish a web presence. Power Sites are websites for our customers that come with a number of features, including a call tracking number, which helps customers do a better job of keeping every potential client.

•	Hyundai Motor America announced that it named Harte-Hanks as their direct marketing agency of record, specifically focusing on vehicle owner and prospect communications programs.

•

The Information Difference recognized Trillium Software as overall leader in its most recent data quality market landscape research. The criteria used to evaluate primary data quality providers were market strength and growth, financial strength, maturity, breadth of technology and size and geographic scope of customer base.

•

Abbott Nutrition awarded Harte-Hanks the fulfillment, data support, and project management to support their Hospital Discharge Kit initiative. Harte-Hanks was chosen due to our long standing relationship with Abbott and our proven ability to handle the complexities of such a program.

•

Mason Zimbler, Harte-Hanks digital agency based in Bristol, UK, won the Technology Marketing Campaign of the Year at the 2008 CNET Networks UK Business Technology Awards for its work with Toshiba Europe.

•	Harte-Hanks Direct won a Direct Marketing Association ECHO Leader Award for a Direct-to-Physician Campaign for AstraZeneca Rhinocort Aqua called “The History of Allergies”

About Harte-Hanks:

Harte-Hanks® is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value through solutions and services organized around five groupings of integrated activities: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (program and campaign creation and development) — Interaction (program execution). Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with more than 12 million circulation each week in California and Florida. Harte-Hanks Shoppers brings buyers and sellers together at a local level, helping businesses and individuals get results from targeted, local advertisements, both through Shoppers’ printed publications and online through the PennySaverUSA.com™ and TheFlyer.com™ websites. Visit the Harte-Hanks Web site at http://www.harte-hanks.com.

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For more information, contact: Executive Vice President and Chief Financial Officer Doug Shepard at (210) 829-9120 or e-mail at doug_shepard@harte-hanks.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release and our related earnings conference call contain “forward-looking statements” within the meaning of the federal securities laws. All such statements are qualified by this cautionary note, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. Examples include statements regarding (1) our strategies and initiatives, (2) adjustments to our cost structure and other actions designed to respond to market conditions and improve our performance, and the anticipated effectiveness and expenses associated with these actions, (3) our financial outlook for revenues, earnings per share, operating income, expense related to equity-based compensation, capital resources and other financial items, (4) our expectations for our businesses and for the industries in which we operate, including with regard to the negative performance trends in our Shoppers business and the adverse impact of the ongoing economic downturn in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (5) competitive factors, (6) acquisition and development plans, (7) our stock repurchase program and (8) other statements regarding future events, conditions or outcomes. These forward-looking statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include, without limitation, (1) international, domestic, regional and local economic and business conditions, including market conditions in California and Florida that may continue to adversely impact local advertising expenditures in our Shoppers publications and the adverse impact of the ongoing economic downturn in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (2) the demand for our services by clients and prospective clients, including the willingness of existing clients to maintain or increase their spending and our ability to predict changes in client preferences, (3) the financial condition and marketing budgets of our clients, including client bankruptcies or other developments that may result in increased bad debt expense, (4) economic and other business factors that impact the industry verticals that we serve, including any consolidation of clients and prospective clients in these verticals, (5) our ability to manage and timely adjust our level of personnel and capacity and to otherwise effectively service our clients, (6) the impact of competition and our ability to continually improve our processes and to develop and introduce new products and services in a timely and cost-effective manner, (7) our ability to protect our data centers against security breaches and other interruptions in our operations and to protect sensitive personal information of our clients and their customers, (8) concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, (9) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws, (10) fluctuations in paper prices and postal rates, (11) the number of options and other equity securities that we may issue to employees, (12) market conditions and other factors that may impact the number of shares, if any, that we may repurchase in connection with our repurchase program, (13) unanticipated developments regarding litigation or other contingent liabilities, and (14) other factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and any updates thereto in our Forms 10-Q. The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Supplemental Non-GAAP Financial Measures:

In this press release and our related earnings conference call, the company intends to provide investors with a better understanding of operating results and underlying trends to assess the company’s performance and liquidity. Harte-Hanks evaluates its operating performance based on several measures, including the non-GAAP financial measures of (1) free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, and (2) EBITDA, defined as net income before interest, taxes, depreciation, and amortization. Harte-Hanks believes that free cash flow and EBITDA are useful supplemental financial measures for investors because they facilitate investors’ ability to evaluate the operational strength of the company’s business. Free cash flow and EBITDA, however, are not calculated in accordance with GAAP and they should not be considered substitutes for net income as an indicator of operating performance. A quantitative reconciliation of free cash flow and EBITDA to net income is found in the tables attached to this release.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
In thousands, except per share data	2008	2007	2008	2007

Operating revenues	$269,643	$303,017	$1,082,821	$1,162,886
Operating expenses:
Labor	112,875	120,294	448,769	468,675
Production and distribution	103,155	104,508	398,701	402,793
Advertising, selling, general and administrative	18,603	21,901	81,655	89,787
Depreciation and amortization	9,490	9,081	36,379	36,704

	244,123	255,784	965,504	997,959

Operating income	25,520	47,233	117,317	164,927

Other expenses (income):
Interest expense	3,413	3,389	14,201	12,992
Interest income	(62)	(125)	(378)	(539)
Other, net	(76)	571	1,925	1,337

	3,275	3,835	15,748	13,790

Income before income taxes	22,245	43,398	101,569	151,137
Income tax expense	7,919	15,862	38,828	58,497

Net income	$14,326	$27,536	$62,741	$92,640

Basic earnings per common share	$0.23	$0.39	$0.98	$1.28

Weighted-average common shares outstanding	63,376	69,732	63,933	72,524

Diluted earnings per common share	$0.23	$0.39	$0.98	$1.26

Weighted-average common and common equivalent shares outstanding	63,584	70,261	64,104	73,703

Harte-Hanks, Inc.

Balance Sheet Data (Unaudited)

In thousands	December 31, 2008	December 31, 2007

Cash and cash equivalents	$30,161	$22,847

Long-term debt	270,625	259,125

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
In thousands	2008	2007	% Change	2008	2007	% Change

OPERATING REVENUES:
Direct Marketing	$188,860	$205,503	-8.1%	$732,740	$732,461	0.0%
Shoppers	80,783	97,514	-17.2%	350,081	430,425	-18.7%

Total operating revenues	$269,643	$303,017	-11.0%	$1,082,821	$1,162,886	-6.9%

OPERATING INCOME:
Direct Marketing	$29,422	$36,428	-19.2%	$103,121	$108,796	-5.2%
Shoppers	(975)	13,769	-107.1%	25,884	70,784	-63.4%
General corporate expense	(2,927)	(2,964)	1.2%	(11,688)	(14,653)	20.2%

Total operating income	$25,520	$47,233	-46.0%	$117,317	$164,927	-28.9%

DEPRECIATION AND AMORTIZATION:
Direct Marketing	$6,769	$6,900	-1.9%	$27,253	$27,916	-2.4%
Shoppers	2,713	2,176	24.7%	9,103	8,768	3.8%
General corporate expense	8	5	60.0%	23	20	15.0%

Total depreciation and amortization	$9,490	$9,081	4.5%	$36,379	$36,704	-0.9%

Reconciliation of Net Income to Free Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
In thousands	2008	2007	2008	2007
Net Income	$14,326	$27,536	$62,741	$92,640
Add: After-tax stock-based compensation (Note 1)	836	969	3,599	4,316
Add: depreciation and amortization	9,490	9,081	36,379	36,704
Less: capital expenditures	3,807	7,647	19,948	28,217

Free cash flow	$20,845	$29,939	$82,771	$105,443

Note 1:	Pre-tax compensation expense was $1,298 and $1,527 for the three months ended December 31, 2008 and 2007, respectively.

Pre-tax compensation expense was $5,827 and $7,067 for the twelve months ended December 31, 2008 and 2007, respectively.

Reconciliation of Net Income to EBITDA

	Three months ended December 31,		Twelve months ended December 31,
In thousands	2008	2007	2008	2007
Net Income	$14,326	$27,536	$62,741	$92,640
Add: Depreciation and amortization	9,490	9,081	36,379	36,704
Interest expense, net and non-operating, net	3,275	3,835	15,748	13,790
Income tax expense	7,919	15,862	38,828	58,497

EBITDA	$35,010	$56,314	$153,696	$201,631

EBITDA by Segment:
Direct Marketing	$36,191	$43,328	$130,374	$136,712
Shoppers	1,738	15,945	34,987	79,552
Corporate	(2,919)	(2,959)	(11,665)	(14,633)

	$35,010	$56,314	$153,696	$201,631

Harte-Hanks, Inc.

Direct Marketing Revenue Mix (Unaudited)

Vertical Markets - Percent of Direct Marketing Revenue

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Retail	28%	28%	25%	26%
Financial and Insurance Services	13%	16%	16%	17%
Technology	29%	26%	28%	26%
Healthcare and Pharmaceuticals	11%	13%	11%	13%
Other Select Markets	19%	17%	20%	18%

	100%	100%	100%	100%